Exhibit 16.1

February 5, 2007

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K (dated January 31, 2007), of Quepasa Corporation and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

Copy to Quepasa Corporation